Exhibit 5.1

IDEX Biometrics ASA Dronning Eufemias gate 16 0191 Oslo Norway

Our ref.: 977041/127540	Your ref:	Oslo, 10 March 2021
Attorney in charge: Carl Garmann Clausen

Re:	IDEX Biometrics ASA—Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission

1.	INTRODUCTION

1.1

We have acted as Norwegian legal advisers to IDEX Biometrics ASA, a public limited liability company incorporated in Norway (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the registration of up to 39,991,673 ordinary shares of the Company (the “SR Shares”), which have been authorized and reserved for future issuance to employees and contractors of the Company and its subsidiaries pursuant to the Company’s 2020 Subscription Rights Incentive Plan (“2020 SR Plan”); provided, however, that the number of issued and outstanding subscription rights under all of the Company’s subscription right plans shall not exceed 10 % of the registered number of shares in the Company at any given time; and (ii) the registration of up to 31,142,789[1] ordinary shares of the Company (the “ESPP Shares”), which have been authorized and reserved for future issuance to employees of the Company and its subsidiaries following the participant’s subscription and payment for new shares in the Company pursuant to the Company’s 2020 Employee Share Purchase Plan (the “2020 ESPP Plan”). The SR Shares and the ESPP Shares are collectively referred to as the “Shares”. Each Share has a nominal value of NOK 0.15. The 2020 SR Plan and 2020 ESPP Plan were established by the Annual General Meeting of the Company dated 15 May 2020. We have taken instructions solely from the Company.

1.2	We are rendering this opinion (“Opinion”) to you in connection with the Registration Statement (as defined above).

[1]

The 2020 ESPP Plan provides that the maximum number of ESPP Shares that may be issued shall be 32,670,706 ESPP Shares; however, the Board of Directors of the Company has since, on 2 December 2020, issued a total of 1,527,917 shares under the 2020 ESPP Plan. The Board of Directors has since, on 2 March 2021, resolved the issuance of a further 1,060,179 ESPP Shares. However, as of the date of this Opinion, these ESPP shares have not yet been issued and delivered to the participants, and the number in Section 1.1 therefore includes these ESPP Shares.

Advokatfirmaet Ræder AS	Dronning Eufemias gate 11 P.O. Box 2944 Solli N-0230 Oslo Norway	T: +47 23 27 27 00 Ent. No: 919 100 265 E-mail: post@raeder.no	raeder.no

1.3

Except as otherwise defined in this Opinion, capitalized terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this Opinon are to the legislation of Norway unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this Opinion, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed, amongst other things, the following documents:

2.1	a copy of the Registration Statement filed with the SEC on 10 March 2021; and

2.2

the registered articles of association of the Company, adopted on 15 February 2021 (Norwegian: “Vedtekter”) (the “Articles”); and the Board resolution dated 2 March 2021 whereby the Articles were resolved amended due to the resolved issuance of 1,060,179 ESPP Shares (see earlier footnote 1), which amendment has not been registered in the Company Registry as of the date of this Opinion; and

2.3

a Certificate of Registration (Norwegian: “Firmaattest”) (the “Certificate”) for the Company, as issued by the Norwegian Register of Business Enterprises (Norwegian: “Foretaksregisteret”) (“Company Registry”) on 23 February 2020; and

2.4

copies of the minutes of the Annual General Meeting of the Company dated 15 May 2020 and the Extraordinary General Meeting of the Company dated 15 December 2020, approving, among other things, the 2020 SR Plan and the 2020 ESPP Plan ; and

2.6

copies of (i) the comprehensive plan document for the 2020 SR Plan resolved by the Board of Directors of the Company on 23 July 2020; (ii) the comprehensive plan document for the 2020 ESPP Plan resolved by the Board of Directors of the Company on 23 April 2020; and (iii) the copies of such resolutions by the Board of Directors of the Company dated 23 April and 23 July 2020; and

2.7

such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion. The documents mentioned in Sections 2.1 - 2.7 are referred to as the “Documentation” and individually as a “Document”.

3.	SEARCH

In addition to examining the Documents, we have carried out an online search at the Company Registry, carried out at 12 noon CET on 8 March 2021 (the “Search”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumption) and the scope of the Opinion set out in paragraph 6 (Scope of Opinion), we are of the opinion that, as at today’s date,

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a)	The Company is a public limited liability company (Norwegian: “allmennaksjeselskap”) registered and validly existing under the laws of the Kingdom of Norway; and

b)

The Shares, if and when issued by the Board in accordance with the AGM and the 2020 SR Plan and/or the 2020 ESPP Plan, as applicable, and duly registered in the Company Registry, will be validly issued, fully paid and nonassessable.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us; and

5.2	all documents, authorizations, powers and authorities provided to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us; and

5.3	the Articles remain in full force and effect as at the date of this letter; and

5.4	that there are no provisions of the laws of any jurisdiction (other than Norway) that would have any adverse implications in relation to the opinions expressed herein; and

5.5

the information set out in the Company Registry is true, correct and complete as of the date of this Opinion and all documents, forms and notices which should have been delivered to the Company Registry in respect of the Company have been so delivered; and

5.6

the information revealed by the Search is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Search that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Search was made; and

5.7	in rendering this Opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible.

6.	SCOPE OF OPINION

6.1	The Opinion given in this letter is limited to Norwegian law as it would be applied by Norwegian courts.

6.2	We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than Norway.

6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

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6.4

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.5

The Opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) to this letter. The Opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This Opinion only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this Opinion to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this Opinion which would alter the Opinion given in this letter.

6.8

This letter, the Opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the Opinion given in it, are governed by and shall be construed in accordance with Norwegian law as at the date of this letter.

6.9	We express no opinion as to matters of fact.

6.10

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

7.	REGISTRATION STATEMENT

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

We are qualified to practice law in the Kingdom of Norway.

Yours sincerely
Advokatfirmaet Ræder AS

/s/ Carl Garmann Clausen	/s/ Kyrre W. Kielland
Carl Garmann Clausen	Kyrre W. Kielland
Partner	Partner
cgc@raeder.no	kwk@raeder.no

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